Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 13, 2015 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 13  Hickok Incorporated (Pink Sheets: HICKA), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2015.

For the quarter ended March 31, 2015, the Company recorded a net loss of $276,663 or $.17 per share, compared with a net loss of $297,655 or $.18 cents per share, in the same period a year ago. Sales in the second quarter were $1,091,182 down 2% from $1,116,467 a year ago.

In the first fiscal half, the Company reported a net loss of $547,319 or $.33 per share, compared with net loss of $617,942 or $.38 cents per share, in the same period a year ago. Sales were $2,253,400 up 4%, compared to $2,166,709 in last year's first half.

Robert L. Bauman, President and CEO, said, "The second quarter again was unexpectedly weak for our non-OEM markets that we believe was largely due to the difficult winter this year. Further the west coast port issue delayed shipment of two large OEM orders into April and May. The third and fourth quarters should be much stronger because of the large OEM orders in our backlog and in part because we expect a strong recovery in the other markets." He also added, "As a result of our AutoWave new product market acceptance our automotive aftermarket sales are notably stronger."

Backlog at March 31, 2015 was $1,232,000, a decrease of 51% from the backlog of $2,427,000 a year earlier. The decrease was due primarily to decreased orders for diagnostic products to automotive OEM's of approximately $1,175,000, offset in part by an increase in diagnostic aftermarket products and emissions products of approximately $12,000 and $35,000 respectively. In addition, orders for indicator products decreased by approximately $67,000. The prior year backlog included a very large order from a Tier 1 supplier to an OEM with no similar single large order in the current year. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2015.

The Company's current assets at March 31, 2015 of  $2,722,723 are 3.1 times current liabilities, there is no long-term debt and working capital is $1,834,677. These compare to March 31, 2014 current assets of $2,714,048 that were 2.9 times current liabilities, no long-term debt and working capital of $1,781,469. At March 31, 2015 shareholders' equity was $2,212,248 or $1.35 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2015, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2015	2014	2015	2014
Net sales	$1,091,182	$1,116,467	$2,253,400	$2,166,709
Income (loss) before Income tax	(276,663)	(297,655)	(547,319)	(617,942)
Income (recovery of) taxes	-	-	-	-
Net income (loss)	(276,663)	(297,655)	(547,319)	(617,942)
Basic income (loss) per share	(.17)	(.18)	(.33)	(.38)
Diluted income (loss) per share	(.17)	(.18)	(.33)	(.38)

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,638,215